Exhibit 99.1

Post Office Box 1227 Mount Airy, North Carolina 27030 Telephone: (336) 783-3900 Fax: (336) 789-3687 Email: surreybank@surreybank.com

Press Release

For Immediate Release	For additional information, please contact
October 23, 2006	Ted Ashby, CEO, or Mark Towe, CFO
(336) 783-3900

Surrey Bancorp Reports Third Quarter Profits of $733,409

MOUNT AIRY, NC – Mount Airy-based Surrey Bancorp (the “Company”) announced today that it had posted earnings of $733,409 or $.41 per fully diluted share for the third quarter of 2006. This represents a 17 percent increase in profitability from the third quarter of 2005 when the Company reported earnings of $624,848 or $.36 per fully diluted share. The improvement in earnings was primarily the result of higher net interest income over the previous period. In the nine months ended September 30, 2006, the Company has earned $2,023,076 or $1.15 per fully diluted share, a 31% increase over the 2005 reporting period.

Total assets were $180,389, 973 as of September 30, 2006, an increase of 5.47 percent from the $171,041,300 reported on September 30, 2005. Net loans increased 2.60% percent to $145,687,311 compared to $141,994,586 at the end of the third quarter 2005. Loan loss reserves were $2,528,533 or 1.71 percent of total loans as of September 30, 2006. Total deposits increased to $144,415,168 at the end of the third quarter, a 3.94 percent increase from the third quarter of 2005.

Surrey Bancorp (SRYB.OB) is the bank holding company for Surrey Bank & Trust (the “Bank”) and is located at 145 North Renfro Street, Mount Airy, North Carolina. The Bank operates full service branch offices at 145 North Renfro Street, 1280 West Pine Street and 2050 Rockford Street in Mount Airy. Full-service branch offices are also located at 653 South Key Street in Pilot Mountain, North Carolina, and 303 South Main Street in Stuart, Virginia.

Surrey Bank & Trust is engaged in the sale of insurance through its wholly-owned subsidiary, SB&T Insurance, located at 199 North Renfro Street in Mount Airy. The Bank also owns Surrey Investment Services, which provides full-service brokerage and investment advice through an association with U-Vest Financial Services, and Freedom Finance, LLC, a sales finance company located at 165 North Renfro Street in Mount Airy.